Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPER LEAGUE GAMING, INC.

Super League Gaming, Inc., (the “Corporation”) a corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:         This Certificate of Amendment amends the provisions of the Corporations Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and shall be effective immediately upon filing with the Secretary of State for the State of Delaware.

THIRD: The Corporation hereby amends the following provision of Certificate of Incorporation by deleting the first paragraph of Article FOURTH in its entirety and replacing it with the following new paragraph:

“FOURTH: The total number of shares which the Corporation shall have authority to issue is four hundred ten million (410,000,000) shares, of which four hundred million (400,000,000) shares shall be common stock, par value $0.001 per share (“Common Stock”), and ten million (10,000,000) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”). The Board of Directors of the Corporation may divide the Preferred Stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of the adopting resolutions) may also increase or decrease the number of shares of Preferred Stock initially fixed for any series, but no decrease may reduce the number below the shares of Preferred Stock then outstanding and duly reserved for issuance.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 30th day of May, 2023.

/s/ Ann Hand

Ann Hand

Chief Executive Officer